UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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PHOTRONICS, INC. ________________________________________________________________________________ (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________ (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 24, 2004
___________________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Inter-Continental, The Barclay New York, in the Astor Room, 111 East 48th Street, First Floor, New York, NY 10017 on March 24, 2004, at 12:00 p.m. local time, for the following purposes:

1) To elect six (6) members of the Board of Directors; and

2) To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 600,000 to 900,000; and

3) To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 12, 2004 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Edwin L. Lewis
Edwin L. Lewis
Secretary

February 27, 2004

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
_____________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on March 24, 2004

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Photronics, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on March 24, 2004, at 12:00 p.m. local time at the Inter-Continental, The Barclay New York, in the Astor Room, 111 East 48th Street, First Floor, New York, NY 10017, or any adjournments or postponements thereof (the "Annual Meeting").  This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about March 3, 2004.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company's common stock ("Common Stock") represented by such proxies "FOR" Proposals 1 and 2 and in accordance with their best judgment on any other matters which may come before the Annual Meeting.  The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy.  Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary.  Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 12, 2004 are entitled to notice of and to vote at the Annual Meeting.  As of February 12, 2004, there were 32,520,186 shares of Common Stock issued and outstanding, each of which is entitled to one vote.  At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum.   Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1  (election of directors) -- a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting; (2) Proposal 2  (amendment to the Photronics, Inc. Employee Stock Purchase Plan)--the affirmative vote of a majority of those shares of Common Stock present in person or by proxy and voting at the Annual Meeting.  Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, NOMINEES,
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company's Common Stock as of February 12, 2004, by (i) beneficial owners of more than five percent of the Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each currently employed executive officer named in the summary compensation table set forth below, and (v) all directors and currently employed executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Paul J. Fego	61,177	(3)	*
Walter M. Fiederowicz	51,280	(3) (4)	*
Joseph A. Fiorita, Jr.	61,150	(3) (5)	*
Edwin L. Lewis	0		*
Constantine S. Macricostas	2,711,064	(3) (6)	8.3
George Macricostas	111,930	(3)	*
Willem D. Maris	23,250	(3)	*
Sean T. Smith	29,195	(3)	*
Mitchell G. Tyson	0		*
CIGNA Corporation One Liberty Place Philadelphia, PA 19192	2,812,013	(8)	8.6
TimesSquare Capital Management, Inc. Four Times Square, 25th Floor New York, NY 10036
Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,121,065	(9)	6.5
FMR Corporation 82 Devonshire Street Boston, MA 02109	4,202,490	(10)	13.0
Macricostas Partners, L.P. 1061 East Indiantown Road Jupiter, Florida 33477	2,280,000		7.0
Pioneer Global Asset Management S.p.A. Galleria San Carlo 6, 20122 Milan, Italy	1,865,216	(11)	5.7
Directors and Executive Officers as a group (9 persons)	3,049,046	(7)	9.4

* Less than 1%
______________

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

(3)

Includes shares of Common Stock subject to stock options exercisable as of February 12, 2004 (or within 60 days thereof) as follows: Mr. Fego: 57,506; Mr. Fiederowicz: 26,250; Mr. Fiorita: 26,250; Mr. Constantine Macricostas: 89,750; Mr. George Macricostas: 2,500; Mr. Maris: 11,250; and Mr. Smith: 25,225.

(4)	Includes 5,000 shares owned by the wife of Mr. Fiederowicz as to which shares he disclaims beneficial ownership.

(5)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(6)

Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership.  Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder.  Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

(7)	Includes the shares listed in notes (3), (4), (5) and (6), above.

(8)

According to a Schedule 13G filed February 13, 2004, TimesSquare Capital Management, Inc. ("TimesSquare") and CIGNA Corporation ("CIGNA") reported that TimesSquare and CIGNA have shared voting power over 2,244,765 shares of Common Stock and shared dispositive power over 2,812,013 shares of Common Stock.

(9)	According to a Schedule 13G filed February 9, 2004, Deutsche Bank AG ("Deutsche) reported that Deutsche has sole voting power and sole dispositive power over 2,121,065 shares of Common Stock.

(10)	According to Schedule 13G filed February 17, 2004, FMR Corp. ("FMR") reported that FMR has sole voting power over 739,700 shares and sole dispositive power over 4,202,490 shares of Common Stock.

(11)

According to a Schedule 13G filed February 10, 2004, Pioneer Global Asset Management S.p.A. ("Pioneer") reported that Pioneer has sole voting power and sole dispositive power over 1,865,216 shares of Common Stock.

PROPOSAL 1
ELECTION OF DIRECTORS

A board of six directors is to be elected at the Annual Meeting to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.  The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting.  The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends a vote 'FOR" the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company

Walter M. Fiederowicz (57 years)	1984	Director

Joseph A. Fiorita, Jr. (59 years)	1987	Director

Constantine S. Macricostas (68 years)	1974	Chairman of the Board

George Macricostas (34 years)	2002	Director

Willem D. Maris (64 years)	2000	Director

Mitchell G. Tyson (49 years)		Director (Nominee)

Messrs. Fiederowicz, Fiorita, Maris and Tyson qualify as independent under applicable Nasdaq National Market ("NASDAQ") rules.

In addition to the information set forth in the table above, the following provides certain information about each director and nominee for election, including his principal occupation for at least the past five years.

Walter M. Fiederowicz has been a private investor and consultant since August 1997.  From April 1997 until August 1997, he served as the President and Chief Executive Officer of WorldCorp., Inc., the holding company of World Airways, Inc., a provider of long range passenger and cargo air transportation services to major airlines, and of InteliData Technologies Corporation, a provider of caller identification based telecommunications devices, smart telephones and on-line electronics information services.  Mr. Fiederowicz served as Chairman of Colonial Data Technologies Corp., a distributor of telecommunications equipment which subsequently merged into InteliData Technologies Corporation, from August 1994 to March 1996.  He currently serves as Chairman of the Board of Meacock Capital, plc, an investment vehicle for the Lloyd's insurance market.  He also is Chairman of the Board of Omega Underwriting Holdings Limited, the holding company of the Lloyd's insurance underwriter and serves as a director of First Albany Companies, Inc., the parent of a broker-dealer.  Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee.

Joseph A. Fiorita is a partner in Fiorita, Kornhaas and Van Houten, P.C., an independent certified public accounting firm located in Danbury, Connecticut.  Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee and a member of the Nominating Committee.  Mr. Fiorita qualifies as a financial expert under applicable SEC audit committee rules.

Constantine S. Macricostas has served as Chairman of the Board of the Company since March 2002.  Prior to that date Mr. Macricostas also held the title of Chief Executive Officer.  In January 2002 he temporarily assumed the position of President upon the retirement of James L. Mac Donald.  From August 1997 to June 2000 he was the Chairman of the Board of the Company and also served as Chief Executive Officer of the Company from 1974 until August 1997.  Mr. Macricostas is Chairman of the Executive Committee.  Mr. Macricostas is Chairman of the Board and a director of RagingWire Telecommunications, Inc.

George Macricostasis the CEO and founder of RagingWire Telecommunications, Inc. ("RagingWire"), a company that provides secure managed IT services and data center infrastructure to data intensive enterprise companies.  Mr. Macricostas became CEO of RagingWire in May of 2000.  From February 1996 until April 2000 Mr. Macricostas was a senior vice president at the Company where he was responsible for all aspects of the Company's global IT infrastructure.  Mr. Macricostas is Chairman of the Investment Committee.

Willem D. Maris served as the President and Chief Executive Officer of ASM Lithography Holding N.V. ("ASML") from June 1990 until his retirement in January 2000.  Headquartered in the Netherlands, ASML develops and manufactures markets and services advanced lithography projection systems for the fabrication of integrated circuits.  He is a director of FSI International Inc. and Chairman of the Supervisory Board of BE Semiconductor Industries N.V.  Mr. Maris is a member of the Audit Committee, Chairman of the Strategic Alliance & Planning Committees and member of the Nominating Committee.

Mitchell G. Tyson, the nominee for election to the Board of Directors of the Company, held positions of increasing management responsibility during his fifteen year tenure at PRI Automation, the world's leading supplier of semi-fab materials handling systems.  Most recently he served as PRI Automation's CEO from 1998 to 2002.  Prior to joining PRI Automation, he worked at GCA Corporation from 1985 to 1987 and served as science advisor to U.S. Senator Paul Tsongas from 1979 to 1985.  Mr. Tyson is currently Chairman of the Board for Amberwave Systems, the leading supplier of strained silicon technology as well as a member of the Semiconductor Equipment and Materials Institute's (SEMI®) North American Advisory Board and the chair of its Public Policy Committee.  Mr. Tyson received a Bachelor of Science degree in Physics from the Massachusetts Institute of Technology and a Master of Science degree in Nuclear Engineering and a Master's Degree in Political Science from the Massachusetts Institute of Technology.

Constantine S. Macricostas is the father of George Macricostas.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met seven (7) times during the 2003 fiscal year.  During fiscal 2003 each director attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

The Company's Board of Directors has Audit, Executive, Compensation, Investment, Strategic Alliance & Planning and Nominating Committees.  Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee's functions include the appointment of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants.  Messrs. Fiederowicz, Fiorita and Maris are members of the Audit Committee.  All members of this Committee are independent, non-employee directors under applicable NASDAQ rules.  Mr. Fiorita qualifies as a financial expert under applicable SEC audit committee rules.  The Audit Committee held seven (7) meetings during the 2003 fiscal year.

The Compensation Committee's functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company's stock plans.  Messrs. Fiederowicz and Fiorita are members of the Compensation Committee.  All members of this Committee are independent, non-employee directors under applicable NASDAQ rules.  The Compensation Committee held three (3) meetings during the 2003 fiscal year.

The Investment Committee was organized during the 2002 fiscal year and oversees the Company's investment activities including the commitment of funds and monitoring of investment performance.  The Investment Committee held three (3) meetings during the 2003 fiscal year.

The Executive Committee with certain exceptions may exercise all of the authority of the Board between regular meetings of the entire Board.  The Executive Committee held no meetings during the past fiscal year.  This Committee met informally with senior management throughout the year.

The Strategic Alliance & Planning Committee reviews and provides recommendations to the entire Board on various matters relating to strategic alliances and long-range planning for the Company's business.  This Committee held no meetings during the past fiscal year.

The Nominating Committee's functions include the consideration and nomination of candidates for election to the Board.  Mr. Maris and Mr. Fiorita are members of the Nominating Committee and qualify as independent under applicable NASDAQ rules.  In the 2003 fiscal year the Nominating Committee held no meetings.

The Nominating Committee Charter is posted on the Company's website at www.photronics.com.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, and the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks.  If an opening for a Director arises, the Board will conduct a search for qualified candidates.  The Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Corporate Secretary.

Mr. Tyson was recommended for the Board by Michael McCarthy, Vice President-Investor Relations.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than five (5) percent of the Company's voting common stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually.  Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Corporate Secretary. All communications will be compiled by the Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

It is the Company's policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict, and attendance has been excused by the Board.  All the nominees who were Directors during the last fiscal year and who are standing for election at the 2004 Annual Meeting of Shareholders attended the 2003 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules.  The Committee operates under a written charter adopted by the Board.

For the fiscal year ended November 2, 2003, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU380) and received the written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee discussed with the independent accountants the independence of the independent accountants.  The Committee considered whether the provision of non-audit services by Deloitte and Touche LLP ("D&T") to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services.  Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2003 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee also has adopted a complaint procedure for accounting and auditing matters and violations of Company policy.

This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Willem D. Maris

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements for the 2003 fiscal year were approximately $439,000.

Financial Information Systems Design and Implementation Fees

There were no professional services rendered by Deloitte & Touche in the 2003 fiscal year relating to financial information systems design and implementation.

All Other Fees

The aggregate fees for all other services rendered by Deloitte & Touche in the 2003 fiscal year were approximately $1,273,000 and can be sub-categorized as follows:

Attestation Fees.  The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed upon procedures, internal controls reviews, due diligence pertaining to acquisitions and consultation on accounting standards or transactions were approximately $211,000.

Other Fees. The aggregate fees for all other services such as consultation related to tax planning and compliance rendered by Deloitte & Touche in the 2003 fiscal year were approximately $1,062,000.

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age
	Position	Served as an Officer Since
_________________________	______________	_______________________

Paul J. Fego, 46	President, Chief Operating Officer	1997

Edwin L. Lewis, 58	Vice President, Secretary and General Counsel	2003

Sean T. Smith, 43	Vice President, Chief Financial Officer	2000

Paul J. Fego  was elected President and Chief Operating Officer in March 2002.  Prior to that date he had been Executive Vice President and Chief Operating Officer since December 2001 and prior to that date Senior Vice President-North American Operations since December 1997.  Before rejoining Photronics in 1996 Mr. Fego served as Operations Director at ST Microelectronics Inc. in Carrollton, Texas.

Edwin L. Lewis  was elected Vice President, Secretary and General Counsel in May 2003.  Prior to that he was Vice President and General Counsel for American Science and Engineering, Inc., an international designer and manufacturer of x-ray detection equipment for protection of ports, borders and high security U.S. government facilities.  Prior to that he was President of The Atlantic Legal Foundation, a public interest law firm headquartered in New York City.

Sean T. Smith  was elected Vice President and Chief Financial Officer in March 2002.  Prior to that date he had been Vice President-Controller.  He joined Photronics in April 2000.  From 1999 to 2000 Mr. Smith was Vice President and Chief Financial Officer of Carvel Corporation, a closely held soft ice cream manufacturer.  He was Controller and Chief Accounting Officer of Starter Corporation, a licensed apparel manufacturer from 1995 to 1999.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for each of the three fiscal years during the periods ended November 2, 2003, November 3, 2002 and October 31, 2001 to each of the individuals who served (i) as the Chief Executive Officer during the 2003 fiscal year and (ii) the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the "Named Executives").

SummaryCompensation Table

		Annual Compensation		Long-Term Compensation

Name/Principal Position	Year	Salary ($)	Bonus ($)	Stock Options (#)	All Other Compensation ($) (1)

Daniel Del Rosario Chief Executive Officer (4) (5) (6)	2003	349,712		30,000	16,000
	2002	263,462	68,000	65,000	15,400
	2001	176,000	55,000	10,000	15,400

Paul J. Fego President, and Chief Operating Officer (4) (5)	2003	294,808		28,995	7,361
	2002	280,385	65,000	55,000	36,440
	2001	187,000	50,000	0	15,400

Sean T. Smith Vice President, and Chief Financial Officer (2) (4) (5)	2003	206,366		15,675	16,147
	2002	191,923	47,000	37,500	15,400

J. Gregory Hickey, Jr. Vice President, and Treasurer (2) (4) (5)	2003	196,538		14,952	15,931
	2002	179,692	47,000	37,500	15,400

Edwin L. Lewis Vice President, Secretary and General Counsel (3) (5)	2003	101,250		15,000	7,000

(1)

Represents (i) matching contributions made by the Company pursuant to the Company's 401(k) Savings and Profit Sharing Plan; and (ii) monthly car allowance paid by the Company or personal use of a Company car.  The matching 401(k) contributions made during fiscal year 2003 were as follows:  Mr. Del Rosario, $4,000; Mr. Fego, $4,923; Mr. Smith, $4,127 and Mr. Hickey, $3,931.  The car allowance paid by the Company or the personal use of a Company car in the 2003 fiscal year was as follows: Mr. Del Rosario: $12,000; Mr. Fego: $2,438; Mr. Smith: $12,000; Mr. Hickey: $12,000; and Mr. Lewis: 7,000.

(2)	Messrs. Smith and Hickey were not considered Executive Officers of the Company prior to fiscal year 2002.

(3)	Mr. Lewis joined the Company in April, 2003.

(4)	As a result of cost reduction measures, Mr. Del Rosario, Mr. Fego, Mr. Smith and Mr. Hickey, took a five (5%) percent reduction in salary for the period March 22, 2003 through July 26, 2003.

(5)	Mr. Del Rosario and the Named Executives did not receive a bonus for 2003. Messrs. Del Rosario and Hickey resigned from their positions with the Company on February 23, 2004.

(6)	Includes $5,769.00 of income earned in 2002 but paid in 2003.

STOCK OPTIONS

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company as well as other employees of the Company.  The Company's stock option plans do not provide for the issuance of stock appreciation rights.  The following table sets forth certain information with respect to (i) options granted to the Named Executives during the 2003 fiscal year and (ii) the value of such options at assumed annual rates of stock price appreciation.

Option Grants In Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted To All Employees in Fiscal Year	Exercise or Base Price ($/Share) (2)	Expiration Date	5%($)/10%($)

Daniel Del Rosario	30,000	7%	$12.930	12/9/12	$243,948 / $618,213

Paul J. Fego	28,995	6.7%	$12.930	12/9/12	$235,729 / $597,587

Sean T. Smith	15,675	3.6%	$12.930	12/9/12	$127,438 / $323,062

J. Gregory Hickey, Jr.	14,952	3.5%	$12.930	12/9/12	$121,560 / $308,161

Edwin L. Lewis	15,000	3.5%	$12.850	5/19/13	$121,219 / $307,194

(1)

The options vest over two years in three installments, except for the options granted to Mr. Lewis which vest over four years in four equal installments.  The Board of Directors may accelerate the vesting of the option if the Company merges or consolidates with another company, sells substantially all of its assets, or a "Change in Control" (as defined in the applicable plan or award document) involving the Company occurs.

(2)	All options were granted at the fair market value at the date of grant.

(3)

Potential gains are net of exercise price, but before taxes associated with exercise.  These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period.  The amounts reflected in this table may not necessarily be achieved.

The following table sets forth certain information with respect to options exercised during the 2003 fiscal year by the Named Executives and the value of options held by the Named Executives on November 2, 2003.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) (2) Exercisable / Unexercisable

Daniel Del Rosario	0	0	66,125 / 75,000	$759,440 / $716,287

Paul J. Fego	12,449	$132,832	39,091 / 63,080	$402,134 / $488,437

Sean T. Smith	5,225	$66,044	16,875 / 41,075	$99,375 / $433,243

J. Gregory Hickey, Jr.	0	0	21,859 / 42,593	$212,193 / $475,386

Edwin L. Lewis	0	0	0 / 15,000	$0 / $130,350

(1)	Represents the difference between the closing price of the common stock on the date of exercise and the exercise price.

(2)	Based upon the fair market value share price of $21.54 at fiscal year end, less the share price to be paid upon exercise.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about shares of Photronics Common Stock that may be issued under the Company's equity compensation plans including compensation plans that were approved by the Company's shareholders as well as compensation plans that were not approved by the Company's shareholders.  Information in the table is as of November 2, 2003.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by shareholders	2,302,085	$19.77	1,487,298 (1)

Equity compensation plans not approved by shareholders	-0-	-0-	-0-

Total	2,302,085	$19.77	1,487,298

(1)

Represents 1,450,274 shares of Photronics Common Stock issuable pursuant to options authorized for future issuance under the Company's various stock option plans and 37,024 shares available under the Company's employee stock purchase plan.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas is party to a five (5) year consulting agreement at an annual retainer of $175,000 per annum which became operative upon his retirement as an employee of the Company on April 18, 2003.  During the term of that agreement Mr. Macricostas has agreed to not be employed by or otherwise engage in any activities that compete with the Company's business.

Mr. Fego and Mr. Smith are parties to three-year employment agreements.  If any such agreement is terminated by the Company for reasons other than "cause", the executive whose agreement was terminated shall be entitled to receive a payment equal to his base salary paid out over 12 months.  The employment agreements further provide that severance payments of up to 18 months shall be payable in the event of involuntary termination for other than "cause" following a "change of control".  Mr. Fego and Mr. Smith have agreed not to engage in any activity that competes with the Company's business during the term of the employment agreement and for 12 months thereafter.

The employment agreements for Mr. Fego and Mr. Smith provide for base salaries of $300,000 and $210,000, respectively, and for other benefits commensurate with their seniority.

DIRECTORS' COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $25,000, in addition to a fee of $2,500 for each director's meeting attended and are granted a restricted stock award of 3,000 shares per year.  The restrictions on these restricted stock awards lapse quarterly over the one-year service period.  Directors who are not employees of the Company receive, annually, stock options of 5,000 shares of Common Stock.  The Chairman of the Audit Committee receives an additional annual retainer of $40,000, and the Vice Chairman receives an additional annual retainer of $10,000.  The Chairman of the Compensation Committee receives an additional annual retainer of $25,000, and the Vice Chairman receives an additional annual retainer of $5,000.  The Chairman of the Investment Committee receives an additional annual retainer of $15,000.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

The Compensation Committee of the Board of Directors (the "Compensation Committee") was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors.  Neither of these individuals was an officer or employee of the Company at any time during fiscal year 2003 or at any other time and neither of them have interlocking relationships as defined by the Securities and Exchange Commission.  None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board or the Compensation Committee.  The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers, considers their performance and makes recommendations regarding their cash compensation and stock options to the full Board of Directors.  The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

The Compensation Committee's philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company's compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company's shareholders.  The Compensation Committee uses three components to achieve these goals: base salary, bonuses and stock based awards.

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies.  Bonuses, if any, are dependent upon an evaluation of the Company's performance and achievement of its financial and other goals during the relevant period, and the achievement of specific objectives of each executive officer.  Stock options awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

In establishing compensation levels for the executive officers of the Company, including the Named Executives, the Compensation Committee considers compensation at companies in the electronics industries with similar levels of sales and capital.  The companies considered were not necessarily the same as those included in the performance chart below due to the difference in the size of the companies considered.  The Compensation Committee adjusts executive compensation in connection with this review.  Generally, the Compensation Committee believes that its expectation of performance of the Company and its executive officers should allow executive compensation to fall within the median to 75th percentile of compensation of this comparison group.  The Compensation Committee believes that its three-part approach results in a compensation program which is aligned with the Company's needs and results and balances both short and long-term goals.

Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (in excess of $1,000,000 per year per person) paid to the Named Executives unless certain formal requirements are satisfied.  The Compensation Committee believes however that its ability to subjectively evaluate executive officer performance is an important part of its function and its ability to provide incentives.  Additionally compensation paid to the Named Executives has historically not exceeded deductibility limits under Section 162(m).  Accordingly the Compensation Committee has not required that all compensation programs comply with Section 162(m) although the Compensation Committee considers compliance in establishing individual compensation components.

2003 EXECUTIVE COMPENSATION

The Committee considered the factors discussed above in determining executive compensation for the 2003 fiscal year.

Mr. Del Rosario was appointed as the Company's Chief Executive Officer on March 11, 2002.  The Committee used the executive compensation practices described above in determining 2003 salary levels for Mr. Del Rosario.  In setting the salary and awarding the grant of stock options, the Committee considered the overall assessment of Mr. Del Rosario's leadership in establishing and achieving the Company's short-term business goals and long-term strategic plans.  The Committee also considered the salaries paid to other chief executive officers of electronics companies comparable in size to the Company.  No bonus was paid to Mr. Del Rosario, or the Named Executives in 2003.  Additionally, as a result of cost reduction measures, Mr. Del Rosario, Mr. Fego, Mr. Smith and Mr. Hickey, took a five percent (5%) reduction in salary for the period March 22, 2003 through July 26, 2003.

Respectfully submitted,

Walter M. Fiederowicz, Chairman

Joseph A. Fiorita, Jr.

PROPOSAL 2
APPROVAL OF AMENDMENT TO THE PHOTRONICS, INC. EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

Background

For the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating personnel and encouraging stock ownership by employees, the Company has an Employee Stock Purchase Plan.

The Company Employee Stock Purchase Plan ("Plan") was approved by the shareholders of the Company at the Annual Meeting held on March 18, 1992 and was amended as of April 1, 1998.  This Proposal No. 2, if approved by the shareholders, would increase the number of shares of Common Stock available for purchase under the Plan.  There are currently 600,000 shares of our Common Stock authorized for issuance under the Plan.  Of that number, 562,976 shares have already been issued, leaving 37,024 shares available for issuance under the Plan.  This amendment would increase the number of shares of Common Stock authorized for issuance under the Plan from 600,000 to 900,000 shares.  The Board approved this amendment at a meeting held on February 16, 2004 subject to the approval of the shareholders.

The Board believes the Plan should be amended to increase the number of shares authorized for issuance in order to permit employees to purchase shares of Common Stock through payroll deductions.  Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting.

The following is a summary of the material features of the Plan, as amended.  The Plan is qualified in its entirety by reference to the text of the Plan.  You may request a copy of the Plan, as amended, by writing to: General Counsel, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut, 06804.

Administration

The Plan is administered by a plan committee which consists of two (2) or more members of the Board of Directors, none of whom are eligible to participate in the Plan.  The plan committee is authorized to determine any questions arising in the administration, interpretation and application of the Plan, and is authorized to make such uniform rules as may be necessary to carry out its provisions.  The Board of Directors of the Company may amend the Plan, except that the Board of Directors may not, without shareholder approval, make any amendment which would increase the number of shares reserved under the Plan, extend the term during which offerings may be made under the Plan, or increase the maximum number of shares which an eligible employee is entitled to purchase.

Plan Participation

Under the Plan, each person who has been an employee of the Company for one complete calendar month and whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per calendar year is eligible to purchase that number of shares of Common Stock having a purchase price equal to not more than 5% of the employee's annual compensation.  Approximately 630 individuals will be eligible to participate in the Plan.  The purchase price per share shall be an amount equal to such percentage, not greater than 100% nor less than 85% as determined by the plan committee on the offering date, of the fair market value of a share of stock on one of the following dates as determined by the plan committee, the offering date or the purchase date whichever would result in a lower purchase price for the common stock.  Any person who, after grant of a right to purchase, would hold 5% or more of the Common Stock of the Company are not eligible to make purchases under the Plan.  In addition, the granting of a right to any employee to purchase shares under the Plan and any other stock purchase plan of the Company and its subsidiaries is limited to $25,000 in fair market value of such shares (determined as of the date of grant of such right) for each calendar year.

The total purchase price of the shares of stock covered by the grants is paid through payroll deductions over a period of up to twenty-four months.  A participating employee has none of the rights or privileges of a shareholder of the Company (including rights to dividends) until the shares are fully paid for and issued.

It is intended that the rights to purchase shares of stock to be granted by the Company will constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended (the "Code").

Shares Available

A maximum of nine hundred thousand (900,000) shares of Common Stock may be issued under the Plan.  In the event of a stock dividend, share distribution, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of share or similar action with respect to the Common Stock, the Board makes adjustments to the unissued shares under the Plan to reflect any such event.

Certain Federal Income Tax Considerations

The following is a general summary of certain United States income tax consequences based upon the laws as currently in effect and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code.  Under these provisions, no income will be taxable to a participant at the time of purchase of shares.  Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares.  If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates.  If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made.  Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE "FOR"THE PROPOSED AMENDMENT.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change at October 31(*) of the indicated year in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on (i) securities traded on the NASDAQ market, and (ii) publicly traded securities of companies which have indicated that their business falls within Standard Industrial Classification (SIC) Code 367 (Electronic Components and Accessories) (the "Peer Index").  The graph assumes that $100 was invested on October 31, 1998 in the Company's Common Stock; in the NASDAQ market index and in the Peer Index, and that all dividends were reinvested.  Although the Company believes this graph reflects favorably on the Company, it does not believe that the comparison is necessarily useful in determining the quality of the Company's performance or in establishing executive compensation.

Comparison of Five-Year Cumulative Total Return Among Photronics, Inc., NASDAQ Over the Counter Securities and Publicly-Traded Companies with SIC Code 367

	Oct-98	Oct-99	Oct-00	Oct-01	Oct-02	Oct-03

Photronics Inc.	$100	$119	$98	$131	$57	$83
NASDAQ Stock Mkt Index	$100	$176	$111	$88	$62	$93
SIC Code 367	$100	$212	$159	$127	$60	$111

The SIC Code 367 Peer Index consists of all publicly traded US companies with SIC Code 3671-3679.

*Commencing in fiscal 1998, the Company's formal fiscal year end is determined in accordance with a 52-week fiscal year.  However, for consistency in reporting periods, a nominal year-end of October 31st has been used in the presentation.

CERTAIN TRANSACTIONS

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Telecommunications, Inc. ("RagingWire"), a supplier of secure data center facilities and managed IT services, located in Sacramento, California.  Constantine Macricostas is a founder, majority shareholder and the chairman of the board of directors of RagingWire, and his son, George Macricostas is a director and chief executive officer.  The decision to pursue an outsourced solution to satisfy the Company's network and communications needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings.  During the 2003 fiscal year, the Company incurred expenses of $3.9 million for services provided to the Company by RagingWire.

Soo Hoo Jeong, an officer of the Company, who also serves as the chief executive officer and president of the Company's majority held subsidiary in Korea, PK Ltd., is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company.  In 2003, the Company purchased $2.2 million of photomask blanks from S&S Tech of which $0.4 million was owed to S&S Tech as of November 2, 2003.

The Company has an operating policy with the purpose of ensuring that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable.  Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, CEO and CFO of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described above with affiliated persons were negotiated at arm's-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has served as the Company's independent certified public accountants since July 1992.  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  The Board of Directors will meet in May 2004 to consider the appointment of independent certified public accountants for its 2004 fiscal year.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement.  If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC").  Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its officers, directors and ten percent shareholders were satisfied.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company's proxy statement for the 2005 Annual Meeting of Shareholders must be received by the Company no later than October 20, 2004 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting.  In addition, for shareholder proposals to be presented at the 2005 Annual Meeting of Shareholders without inclusion in the Company's proxy statement for that year, notice of such proposal must be received by the Company no later than January 3, 2005 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules).  Proposals may be mailed to Photronics, Inc. to the attention of Edwin L. Lewis, Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

The Company has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm to assist the Company in soliciting proxies at this Annual Meeting for a fee of $ 7,500 plus reasonable expenses.

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company.  In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable.  The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 27, 2004

PROXY

Photronics, Inc.
2004 Annual Meeting of Shareholders
March 24, 2004
___________________________________________________

The undersigned hereby appoints Sean T. Smith, Edwin L. Lewis, and Constantine S. Macricostas, or any one or more of them acting in the absence of the others, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or any of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2004 Annual Meeting of Shareholders of Photronics, Inc. to be held at 12:00 p.m. on March 24, 2004 at the Inter-Continental, The Barclay New York, in The Astor Room, 111 East 48th St., First Floor, New York, NY 10017 and at any adjournments or postponements thereof.

1)	To elect the following six (6) persons as directors:

Walter M. Fiederowicz	George Macricostas
Joseph A. Fiorita, Jr.	Willem D. Maris
Constantine S. Macricostas	Mitchell G. Tyson

[ ]	FOR all nominees listed above (except as marked to the contrary below).
[ ]	Withhold authority to vote for all nominees listed above.
[ ]	For All Except
INSTRUCTION: To withhold authority to vote, mark "For All Except" and write that nominee's name below:
___________________________________________

2)	To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 600,000 to 900,000; and
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted (or not voted) on Items 1 and 2 as directed by the shareholder, but if no direction is indicated, will be voted FOR each Item.  The Board of Directors recommends a vote FOR each of the Items.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign, date and return this proxy card using the enclosed envelope.

For address changes, please check this box and write them on the back where indicated. [ ]

_________________________________________________________________ Signature(s)

_________________________________________________________________ Signature(s)

Dated: ____________________ , 2004